Exhibit 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE — York, Pennsylvania (April 18, 2011) — Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced net income available to common shareholders of $1,266,000 or $0.31 per share ($0.30 diluted), for the quarter ended March 31, 2011, compared to the $1,466,000 or $0.36 per share, basic and diluted, for the quarter ended March 31, 2010.  The decrease in current quarter earnings was primarily the result of an increase in noninterest expense, which more than offset increases in net interest income and noninterest income and a lower provision for loan losses.

The $954,000 or 16 percent increase in noninterest expense for the current quarter compared to the first quarter of 2010 was primarily attributable to a $482,000 increase in carrying costs for impaired loans and foreclosed real estate.  Carrying costs typically include expenditures for insurance, maintenance and repairs, real estate taxes, appraisals and legal fees.  The incurrence of carrying costs is necessary to protect the Company’s interest in its loans and their related collateral and to prepare foreclosed real estate for sale.  An increase in personnel expense due to normal business growth and increased health care insurance premiums also contributed to the increase in noninterest expense.

On March 31, 2011, total assets were approximately $961 million, representing a $67 million or 8 percent increase above March 31, 2010.  Compared to one year ago, asset growth occurred primarily in the investment securities portfolio as the demand for loans has remained sluggish in response to the prolonged economic slowdown, depressed real estate markets and the high rate of unemployment.  In contrast, deposit growth has remained steady as investors sought the liquidity and safety of FDIC insured deposit products. Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

In other news, on April 12, 2011, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.09 per common share, payable on or before May 10, 2011, to shareholders of record on April 26, 2011. This dividend represents a $0.01 increase above the prior quarter. The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it as they deem necessary and appropriate.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements. Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended March 31,
	2011	2010
Interest income	$10,907	$10,555
Interest expense	3,143	3,317
Net interest income	7,764	7,238
Provision for loan losses	675	720
Noninterest income	1,606	1,539
Gain on sale of loans held for sale	176	144
Loss on sale of securities	25	—
Noninterest expense	7,038	6,084
Income before income taxes	1,808	2,117
Provision for income taxes	297	406
Net income	1,511	1,711
Preferred stock dividends and discount accretion	245	245
Net income available to common shareholders	$1,266	$1,466
Basic earnings per common share	$0.31	$0.36
Diluted earnings per common share	$0.30	$0.36

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31, 2011	December 31, 2010	March 31, 2010
Cash and short term investments	$31,764	$43,269	$30,326
Investment securities	239,050	226,603	174,836
Loans	644,893	645,839	650,609
Allowance for loan losses	(7,856)	(7,626)	(7,711)
Net loans	637,037	638,213	642,898
Premises and equipment, net	10,648	10,766	11,113
Other assets	42,207	38,481	34,045
Total assets	$960,706	$957,332	$893,218

Deposits	$818,953	$806,110	$737,328
Borrowed funds	54,757	68,805	77,049
Other liabilities	9,024	5,878	4,916
Shareholders’ equity	77,972	76,539	73,925
Total liabilities and shareholders' equity	$960,706	$957,332	$893,218

Selected Financial Data (Unaudited)

	Quarterly
	2011 1st Qtr	2010 4th Qtr	2010 3rd Qtr	2010 2nd Qtr	2010 1st Qtr
Earnings and Per Share Data (in thousands, except per share data)
Net income available to common shareholders	$1,266	$847	$1,535	$1,380	$1,466
Basic earnings per common share	$0.31	$0.21	$0.37	$0.34	$0.36
Diluted earnings per common share	$0.30	$0.21	$0.37	$0.34	$0.36
Cash dividends paid per common share	$0.08	$0.08	$0.08	$0.06	$0.03
Book value per common share	$14.81	$14.51	$15.08	$14.63	$14.05
Tangible book value per common share	$14.75	$14.44	$15.01	$14.55	$13.97
Average common shares outstanding	4,138	4,115	4,097	4,083	4,077
Average diluted common shares outstanding	4,184	4,128	4,106	4,094	4,077

Performance Ratios (%)
Return on average assets (4)	0.63	0.46	0.76	0.72	0.77
Return on average equity (4)	7.78	5.53	9.11	8.65	9.33
Return on average realized equity (1)(4)	8.03	5.85	9.70	9.04	9.74
Net interest margin (2)	3.66	3.69	3.75	3.76	3.69
Efficiency ratio (3)	70.1	74.4	68.1	71.6	64.9

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.28	0.03	0.20	1.22	0.11
Allowance for loan losses to total loans (5)	1.22	1.19	1.03	0.99	1.19
Nonperforming assets to total loans and other real estate	4.79	4.50	3.32	3.55	4.30

Capital Ratios (%)
Average equity to average assets	8.13	8.23	8.37	8.30	8.26
Tier 1 leverage capital ratio	8.95	8.81	8.98	9.10	9.13
Tier 1 risk-based capital ratio	12.56	12.51	12.46	12.24	12.03
Total risk-based capital ratio	13.72	13.64	13.45	13.18	13.18

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(2) net interest income (tax-equivalent) as a percentage of average interest earning assets

(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(4) annualized for the quarterly periods presented

(5) excludes loans held for sale

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